Dated:  September 9, 1994










                                                   IN THE CIRCUIT COURT OF THE
                                                SEVENTH JUDICIAL CIRCUIT IN AND
                                                   FOR VOLUSIA COUNTY, FLORIDA

                                                        CIVIL DIVISION

                                                        CASE NO. 93-32654 CICI




THE TRAVELERS INSURANCE                                 )
COMPANY, a Connecticut                                  )
corporation,                                            )
                                                        )
     Plaintiff,                                         )
                                                        )
v.                                                      )
                                                        )
DAYTONA PARK ASSOCIATES, LTD.,                          )
a Florida limited partnership,                          )
by and through its general                              )
partner, CARLYLE REAL ESTATE                            )
LIMITED PARTNERSHIP-XV, an                              )
Illinois limited partnership,                           )
by and through its general                              )
partner, JMB REALTY                                     )
CORPORATION, a Delaware                                 )
corporation,                                            )
                                                        )
     Defendant.                                         )
_________________________________________               )



    THIS CAUSE came before the Court upon the Stipulation of Settlement between Plaintiff, THE TRAVELERS INSURANCE COMPANY ("TRAVELERS"), and Defendant, DAYTONA PARK ASSOCIATES, LTD., a Florida limited partnership, by and through its general partner, CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XV, an Illinois limited partnership, by and through its general partner, JMB REALTY CORPORATION, a Delaware corporation (collectively referred to as "DAYTONA"). Upon consideration of said Stipulation, and the entire record it is



                                       ORDERED AND ADJUDGED, that:

                1. This Court has jurisdiction over the subject matter and the parties hereto.

                2. The Consolidated and Restated Note (the "Note"), sued upon by TRAVELERS was properly executed and delivered, and DAYTONA is in default of its obligations under the Note for failure to make payments as required therein.

                3. The Third Modification of Mortgage, Collateral Assignment of Rents and Leases and Security Agreement sued upon by TRAVELERS in this action constitutes a valid lien upon the property therein described ("Subject Property").

                4. There are no genuine issues of material fact, and therefore DAYTONA is liable to TRAVELERS for the entire indebtedness, including all accrued and unpaid interest and principal, due under the Note.

                5. DAYTONA, owes TRAVELERS the following amounts, which shall bear interest at 12% per annum, for which let execution issue:


                Principal:                                        $3,100,000.00
                Interest due 10/1/93                                  20,666.67
                Interest due 11/1/93                                  20,666.67
                Accrued interest at Contract Rate
                        11/1/93 to 11/23/93                           21,020.55
                        (per diem 955.4795)  (22 days)




                Late Fees                                              1,653.34
                Previous Late Fees Due                                 2,325.00
                Accumulated Deferred Interest
                        Balance as of 11/1/93                        810,928.69
                Interest on Deferred Interest at
                        Contract Rate:  11/1/93 to 11/23/93            5,498.76
                Accelerated Balance                                3,982,759.68
                                                                   ------------

                Default Interest
                        11/23/93 to 3/7/94
                        (per diem $1,554.9130)  (104 days)           161,710.95

                Less Payment Received 12/17/93                       (29,451.13)
                Less Payment Received  1/25/94                       (26,758.00)
                Less Payment Received  2/11/94                       (25,256.21)
                Attorneys' Fees                                       $8,040.50
                Costs                                                 $1,254.41
                        TOTAL                                     $4,072,300.20


                6. TRAVELERS holds a lien for the total sum superior to any claim or estate of DAYTONA upon the subject real property located in Volusia County, Florida, as described in Exhibit "A" attached hereto.

                7. If the total sum with interest at the rate described in paragraph 5, and all costs accrued subsequent to this judgement are not paid, the Clerk of the Court shall sell the property at public sale on May 5, 1994, between 11:00 a.m. and 2:00 p.m. to the highest and best bidder for cash, except as prescribed in paragraph 8, at the Northwest Door of the Volusia County Courthouse located at 120 West Indiana Avenue, DeLand, Florida 32721, in accordance with Fla. Stat. subsection 45.031.


                8. TRAVELERS shall advance all subsequent costs of this action and shall be reimbursed for them by the Clerk if TRAVELERS is not the purchaser of the property for sale. If TRAVELERS is the purchaser of the property, the Clerk shall credit TRAVELERS bid with the total sum with interest and costs accruing subsequent to this judgement, or such part of it, as is necessary to pay the bid in full.

                9. Upon filing the Certificate of Title, the Clerk shall distribute the proceeds of the sale, so far as they are sufficient, by paying:

first, all of TRAVELER's costs; second, documentary stamps affixed to the certificate; third, TRAVELERS attorneys' fees; fourth, the total sum due to TRAVELERS, less the items paid, plus interest at the rate prescribed in paragraph 5 from this date to the date of the sale; and by retaining any remaining amount pending further Order of this Court.

              10. Upon filing the Certificate of Title, Defendants and all persons claiming under or against Defendants since the filing of the Notice of Lis Pendens shall be foreclosed of all estate or claim in the property and the purchaser at the sale shall be let into possession of the property.




              11. This Court retains jurisdiction of this cause for the purpose of making any and all further orders as it shall deem necessary and proper.


                DONE AND ORDERED in Chambers, at Daytona, Volusia County, Florida, this 6 day of April, 1994.



                                                                JOHN V. DOYLE
                                                                CIRCUIT JUDGE
                                                        _______________________
                                                            CIRCUIT COURT JUDGE




Copies furnished to all counsel of record



ADDRESS OF LIEN HOLDER:
The Travelers Insurance Company
2215 York Road, Suite 504,
Oak Brook, Illinois  60521

_________________________________